FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2021

Gratus Capital Properties Fund III, LLC

Commission File No. 024-11552

Delaware

(State or other jurisdiction of incorporation or organization)

GCPF Management LLC

5155 E. River Rd.

Ste. 403

Fridley, MN 55421

Office: (651) 999-5344

Email: hello@gratusfunds.com

Class A Interests (Unit)

Class B Interests (Unit)

 (Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Gratus Capital Properties Fund III, LLC (the “Company”, “Gratus Capital Properties Fund III,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. These risk factors include, but are not limited to, the factors referenced in the Gratus Capital Properties Fund III, LLC Offering Circular filed pursuant to Regulation A, dated December 2, 2021, (“Offering Circular”) in the section entitled “RISK FACTORS” beginning on page 10, which are incorporated herein by reference to the Offering Circular.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside refinancing;

•	decreased rental rates or increased vacancy rates;

•	changes in multi-family or geographic market trends;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•	legislative or regulatory changes impacting our business or our assets; and

•	exposure to liability relating to environmental and health and safety matters.

Gratus Capital Properties Fund III, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2021

PART II

GRATUS CAPITAL PROPERTIES FUND III, LLC

Item 1. Business

The Company

GRATUS CAPITAL PROPERTIES FUND III, LLC (the “Company”) is a limited liability company organized November 10, 2020 under the laws of Delaware and managed by GCPF Management LLC, a Delaware limited liability company (the “Manager”). The Company was organized to primarily invest directly or indirectly in real estate within the multifamily or commercial real estate segment.

The Company began its offering on December 2, 2021. The Company is offering 7,500,000 Class A and Class B Interests at $10 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus.” The minimum investment is $10,000. The maximum amount to be raised in the offering is $75 million.

Units are being offered through three separate channels: (1) Investors who purchase shares from a registered broker-dealer, will receive one Class A Unit per $10.6383 invested; (2) Investors who purchase shares through a Registered Investment Advisor will receive one Class A Unit per $10 invested; and (3) Investors who purchase shares directly from the Company will receive one Class A or Class B Unit per $10 invested. Sales commissions paid to Registered Broker-Dealers will range from 1% to 7% of gross offering proceeds depending on the sale channel utilized. The Company has and will pay additional compensation to Broker-Dealers in connection with this offering. Detailed information about each distribution channel and compensation paid to FINRA and FINRA members can be found in our Offering Circular, “PLAN OF DISTRIBUTION” beginning on page 24, and is incorporated by reference herein.

The Company intends to acquire a diverse portfolio of real estate assets throughout the United States, which may include multi-family, commercial (e.g., senior living, mobile home parks, self-storage, mixed use, office and/or retail), new development properties, and single-family assets as well as real estate backed loans and other real estate backed investments. As of December 31, 2021, the date of the financial statements disclosed in this report, the Company had not yet raised the Minimum Offering Amount of $1,000,000 and had not yet commenced operations. On February 16, 2022, the Company broke impounds and acquired its first real estate asset.

As of April 19, 2022, the Company has accepted $2,197,460.00 worth of subscriptions, issued 219,746 Class A and B Units to investors, and invested in two mixed-use residential buildings which are currently under construction:

•	A 29.58% ownership interest in Enclave OG, LLC, a North Dakota limited liability company, which (through its wholly owned subsidiary Wild Oak Group, LLC, a North Dakota limited liability company) is developing and operating a mixed-use residential building composed of multifamily and condominium units in Fargo, ND. The Company paid $1,558,378.50 for this interest in February 2022. The project was initially acquired by an affiliate of the Manager of the Company in December 2020, who acquired this same 29.58% ownership interest in exchange for the same amount paid by the Company ($1,558,378.50), which represents 34.78% of the total capital contributed to Enclave OG, LLC.

The development is expected to cost $18,380,234, with a mortgage of $13,785,175 and to open for occupancy in January of 2023. As of March 31, 2022, the construction is 10% complete. Concrete pours for walls and pads are nearing completion. Precast erection is scheduled to begin in April 2022. The development consists of 4.3 acres and is projected to 21,020 square feet of commercial space and 74 multifamily rental units totaling 105,615 square feet.

•	A 34% interest in Soco Group II, LLC, a North Dakota limited liability company, which is developing and will operate a mixed-use residential building composed of multifamily and condominium units in Grand Forks, ND. The Company paid $1,500,000 for this interest in March 2022. The project was initially acquired by an affiliate of the Manager of the Company in October 2020, who acquired this same 34% ownership interest in exchange for the same amount paid by the Company ($1,500,000), which represents 40% of the total capital contributed to Soco Group II, LLC.

The development consists of 4.3 acres and is projected to 21,020 square feet of commercial space and 74 multifamily rental units totaling 105,615 square feet. The development is expected to cost $18,380,234, with a mortgage of $13,785,175 and to open for occupancy in January of 2023. As of March 31, 2022, the construction is 25% complete. All precast has been set. Framing began in late March and second floor walls are complete. Third floor trusses are ongoing.

4

For additional information on these properties and their acquisition, see Annual Report Item 7. Financial Statements Note 5 Related Party Transactions and Note 7 Subsequent Events, which are hereby incorporated by reference as if fully set forth herein.

We are currently raising capital for the Company and searching for properties and other real estate investment opportunities. Company investments will depend highly the availability of properties and other real estate investments that meet our investment criteria. Note that, the Manager or its affiliates may “pre-fund” one or more real estate investments, acquiring them using its own funds so as to make that investment available to the Company and any Parallel Funds. If the Manager or its affiliates “pre-funds” one or more properties, it may charge the Company simple annualized interest of up to 10% during the time between when it purchases the property and when the Company uses its Capital to replace that “pre-funding.” Additional information can be found in our Offering Circular, “SUMMARY OF OPERATING AGREEMENT. —Parallel Funds, Special Purpose Entities and Co-Investment Opportunities, beginning on page 48.” The Manager’s affiliates have, in fact, pre-funded the two properties into which the Company invested in February and March 2022, and as of April 19, 2022 are currently charging 6.68% until those loans are repaid.

Membership Interests

The terms of the Class A and Class B Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Company hopes to offer its Class A Members the opportunity to earn 80% (eighty percent) of the Class A Unit Percentage Share’s realized profits and Class B Members the opportunity to earn 70% (seventy percent) of the Class B Unit Percentage Share’s realized profits. The Company’s realized profits shall be distributed to the Class A Members and Class B Members in proportion to each Class’s Percentage Share and each Member’s respective Capital Contribution. Note that the Manager has discretion to reinvest what would otherwise be Distributable Cash in new or currently held Properties or other real estate backed loans and other real estate backed investments.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 46.

Management

The Company will be owned by the Manager and Members and will have a Membership which may include, but is not limited to: individuals, individual retirement accounts, entities, trusts, banks and other financial institutions, endowments, and pension funds. The Manager will exclusively manage the Company. The Company does not have any employees but relies on services provided by the Manager and its affiliates. (See Annual Report Item 3. Directors and Officer for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 46. The Company intends to hire third-party property managers to manage our properties.

The Manager and its affiliates are compensated for their services through certain Management Fees and returns on its Class C Units. See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions and Annual Report Item 3. Executive Officer Compensation for further information regarding fees and compensation paid to the Manager.

5

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Potential conflicts of interest include, but are not limited to, the following:

•	Our Manager and its affiliates originates, offers, and manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company, and also may make investments in real estate assets for their own respective accounts, whether or not competitive with our business.

•	The Manager will most likely enlist the services of a third-party in order to manage our assets. The negotiation for the compensation for that third-party will be at market rates.

•	The acquisitions of investments at higher purchase prices would entitle our Manager to higher acquisition fees and asset management fees regardless of the quality or performance of the investment and, in the case of acquisitions of investments from other entities, might also entitle our Manager or its affiliates or assigns to disposition fees in connection with services for the seller.

•	We may borrow money from the Manager or affiliates of the Manager at prevailing market rates, or engage the Manager or affiliate of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis.

•	The Manager and its affiliates are not required to devote all of their time and efforts to our affairs.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	The Members may not remove the Manager.

Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 10, where are hereby incorporated by reference herein.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Membership Interests. More information ca be found in our Offering Circular, RISK FACTORS beginning on page 10, where are hereby incorporated by reference herein.

Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of units available and may decrease occupancy and unit rental rates. Furthermore, the multifamily communities we are constructing and will acquire do compete (or will compete) with numerous housing alternative in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

6

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Gratus Capital Properties Fund III, LLC is a Delaware limited liability corporation that was formed to primarily invest directly or indirectly in real estate and real estate related assets located throughout the United States. On December 2, 2021, the Company began accepting subscription agreements as a part of raising $75 million under Regulation A Plus from over a wide range of investors, with a primary focus on individual non-accredited investors. As of December 31, 2021, the company had i not yet reached the minimum offering amount of $1,000,000, and thus had not acquired any investments. These results of operations are not indicative of those expected in future periods because as of December 31, 2021, the Company had not yet commenced operations.

Management believes the Company is in a strong position to successfully continue operations. Whereas there was a delay in the commencement of the fundraising campaign, once the campaign began, the funds raised to date are consistent with expectations of Management. At this time the ordinary and routine operation of the Company’s business has a very low overhead (see attached cashflow statement) and the working capital required to operate annually is less than $75,000.

COVID-19 PANDEMIC

Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Company’s operations and performance. These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions. The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known. The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

Results of Operations

For the period ended December 31, 2021

We generated no revenues for the period ended December 31, 2021 and did not have any current activities during that period. We have generated expenses of $23,155 and losses of $23,155 from January 1, 2021 to December 31, 2021.

7

Total expenses

From January 1, 2021 to December 31, 2021, we have generated expenses of $23,155, including Consulting Expenses of $8,800 and General and Administration Expenses of $11,155. Note that the syndication costs we had recognized as expenses on our Interim Financial Statements included in Form 1-A were required to be reclassified as assets on our balance sheet until we raised our minimum offering amount. These syndication costs will now be expensed as of February 2022.

Office space and services are provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

Assets

As of December 31, 2021, we had $178,500 in cash ($77,500 of which was proceeds from our Regulation A Offering which was still in escrow and not yet available to the Company), $107,742 in deferred offering costs, and $2,800 in computer software.

Liabilities

As of December 31, 2021, we had $238,923 in related party advances.

Liquidity and Capital Resources

As of December 31, 2021, the Company had $178,500 in cash ($77,500 of which was proceeds from our Regulation A Offering which was still in escrow and not yet available to the Company) and total liabilities of $238,923, which consist of an advance from our Manager.

As of April 19, 2022, the Company had sold 219,746 Class A and Class B shares as part of our Regulation A Offering, and held $3,379,503 in total assets including $318,500 in cash, with total liabilities of $1,635,310 (consisting of money owed to an Affiliate of the Manager on the Promissory Note described below). The Company hopes to raise $75,000,000 in this Offering with a minimum of $1,000,000 in funds raised. Even if we do not raise any additional funds, we believe that the funds we have raised will be sufficient to fund our expenses over the next twelve months.

As of January 1, 2022, the Company entered into a Promissory Note with an affiliate of the Managing Member of the Company which provides the Company with a revolving credit line for up to $5,000,000 of funds. The Note is an uncollateralized revolving credit facility which matures October 28, 2030. Interest due thereon, accrues at simple rate of interest set at the coupon rate on a U.S. 10-year treasury note + five percent (5%) per annum, not to exceed 10% (the “Alternative Base Rate”). This rate adjusts semi-annually on January 1 and July 1 of each year, and as of April 19, 2022, is currently 6.68%.

The Company has short and long-term liquidity through fundraising and Manager provided credit facility. The Manager currently has sufficient capital in the bank account to cover fixed expenses for several years and will utilize the credit facility if necessary to be opportunistic in pursuing cash flowing investments for the Company.

Trends and Key Information Affecting our Performance

Management is focusing on a few key trends as we move forward. We see opportunity in the U.S. housing shortage and continued demand for new and rehabilitated multifamily properties. There is also movement for individuals to continue working from home which is driving a desire for secondary markets and enhanced amenities. Management is also monitoring interest rate and COG price increases as we pursue additional investments.

8

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Item 3. Directors and Officers

The principals of the Manager of the Company are as follows:

Name	Age	Title
Jason Weimer	39	Managing Partner
Robert Barlau	36	President Real Estate Operations
Jack Weimer	65	Sponsor
Skip Johnson	37	President Business Development
Austin Schmitt	32	Chief Operating Officer

Each of the above-named officers work full time for the Manager. Biographical information regarding the above individuals can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 52, and are hereby incorporated by reference herein.

Duties, Responsibilities and Experience

Jason Weimer and Robert Barlau are the managers of GCPF Management LLC which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Manager is described in the Operating Agreement.

9

Compensation of Executive Officers

The Class C Interests were issued as founder’s interest in exchange for $1000. The Manager shall receive the following fees and compensation:

Phase of Operation	Basis for Fee	Amount of Fee
Acquisition Fee	Fees charged to the Company as Properties are acquired for the Manager’s efforts in conducting due diligence and making the investment opportunity available to Investors.	2% of the purchase price of the individual property. These fees are difficult to determine at this time.

Origination Fee	Fees charged to the Company as loans are made for the Manager’s efforts in conducting due diligence and making the investment opportunity available to Investors.	4% of the amount loaned by the Company. These fees are difficult to determine at this time.

Asset Management Fee	Fees charged to the Company for management of its investments

Up to the greater of 1% per annum of the total of all Class A, Class B, and Class C member’s initial Capital Contributions (without reduction for any returned capital) OR 2% of the total gross income of the Fund. These fees are difficult to determine at this time. This fee may be paid monthly.

Construction Management Fee	Fees charged to the Company for efforts in overseeing construction on the Property.

5% of total construction costs (materials and labor) to be paid monthly to the Manager or a third-party during construction or rehabilitation on each Property. These fees are difficult to determine at this time.

Property Management Fees	Fees charged to the Company for the Manager’s or a third party’s property management services.	Up to 7% of gross collected income. These fees are difficult to determine at this time.

Refinance Fees	Fees charged to the Company for the Manager’s efforts in generating a loan package for consideration by lenders.	1% of new or supplemental loan amount. These fees are difficult to determine at this time.

Interest on Manager Advances	Interest charged to the Company for deferral of repayment of Advances or reimbursement expenses.	Up to 10% interest per annum (as described in Article 3.1) from the date the Advance is made or the reimbursement is due (e.g., closing on a Property) to the date of repayment.

Carried Interest	Class C Interest owned by Jason Weimer and Robert Barlau.	20% profits interest and 20% of Distributable Cash of the Class A Unit Percentage Share PLUS 30% profits interest and 30% of Distributable Cash of the Class B Unit Percentage Share.

10

The Manager will be compensated for its services in accordance with the fee schedule above. Apart from their ownership interest in the Manager, Jason Weimer and Robert Barlau do not currently receive any compensation for their services, other than the returns they receive from the Company on their direct personal investments in the Company and the returns received from the Class C Interests. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions.) Other persons who are employed by the Manager are each compensated by the Manager for his or her services.

The following table sets forth the cash compensation of Manager:

Name and Principal Position	Year	Cash Compensation	Option Awards	All Other Compensation(1)
GCPF Management LLC, Manager	2020	$0	$0	100% of the Class C Interests (held by its managers, Jason Weimer and Robert Barlau)
GCPF Management LLC, Manager	2021	$0	$0	$0

From inception to December 31, 2021, the Jason Weimer and Robert Barlau have not received any compensation from the Company or any distributions by virtue of their holding the Class C Interests of the Company.

From inception to December 31, 2021, the Manager has not received any compensation from the Company.

More information regarding the compensation the Manager can be found in our Offering Circular, EXECUTIVE COMPENSATION section, page 54.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information as of April 19, 2022:

Title of Class	Name of Beneficial Owner	Percent Of Class as of 12/31/2021	Percent of Company After Offering	Percent Of Company as of 12/31/2021	Percent of Company After Offering
Class C Interests	Jason Weimer	50%	10%	50%	10%
Class C Interests	Robert Barlau	50%	10%	50%	10%
	TOTAL		100%		100%

Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Offering.

Jason Weimer and Robert Barlau currently own the Class C Interests. No entity or Member currently owns any Class A or Class B Interests in the Company. Class A and Class B Interests are being sold through this Offering. Upon sale, the Class A and Class B Interests will collectively maintain an 80% interest in the Company overall and the Class C Interests will maintain a 20% interest in the Company overall. Class C Interests were issued to Jason Weimer and Robert Barlau for $10 per Unit ($1000 total).

11

Item 5. Interest of Management and Others in Certain Transactions

See Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources and Note 5 and Note 7 to our financial statements in Item 7. Financial Statements for a discussion of related party transactions, which are hereby incorporated by reference herein.

Item 6. Other Information –

None.

12

 Item 7. Financial Statements

Gratus Capital Properties Fund III, LLC

Financial Statements and Independent Auditors’ Report

13

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Gratus Capital Properties Fund III, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Gratus Capital Properties Fund III, LLC (the “Company”) as of December 31, 2021 and 2020, the related statement of operations, stockholders’ equity (deficit), and cash flows for the period November 10, 2020 (Inception) through December 31, 2020 and through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the period November 10, 2020 (Inception) through December 31, 2020 and through December 31, 2021, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S BF Borgers CPA PC

We have served as the Company’s auditor since 2022

Lakewood, CO

April 26, 2022

F-1

GRATUS CAPITAL PROPERTIES FUND III, LLC

Interim Statement of Assets, Liabilities and Members’ Equity

BALANCE SHEET

As of December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash	$178,500	$1,000
Member subscriptions receivable
Total current assets	$178,500	$1,000

Fixed Assets
Computer Software	$3,500	$0
Accumulated depreciation	(700)
Total fixed assets	$2,800	$0

Syndication Costs	$107,742	$20,089

Total Assets	$289,042	$21,089

LIABILITIES AND MEMBERS’ CAPITAL
Current Liabilities
Note Payable - Related Parties	$238,923	$25,315
Total Current Liabilities	$238,923	$25,315
Total Liabilities	$238,923	$25,315

Members’ Equity:
Membership Contributions	$78,500	$1,000
Retained earnings (deficit)	$(28,381)	$(5,226)
Total Member equity	$50,119	$(4,226)

Total Liabilities and Member equity	$289,042	$21,089

See accompanying notes to the financial statements

F-2

GRATUS CAPITAL PROPERTIES FUND III, LLC

STATEMENT OF OPERATIONS

Statement of Operations

For the Periods from January 1, 2021 through December 31, 2021 and November 10, 2020 (inception) through December 31, 2020

	January 1, 2021 – September 30, 2021	November 10, 2020 – December 31, 2021
Revenue	$-	$-

Operating Expenses
Consulting expenses	$8,800
General and administrative expenses	$11,155
Organization expenses	$2,500	$5,226
Depreciation expense	$700
Total Operating Expenses	$23,155	$5,226

Loss from Operations	$(23,155)	$(5,226)

Income Tax Benefit	$-	$-

Net Loss	$(23,155)	$(5,226)

See accompanying notes to financial statements

F-3

GRATUS CAPITAL PROPERTIES FUND III, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE TWO YEARS ENDED DECEMBER 31, 2021

	Member Units		Additional Paid-In	Members’	Members’
	Units	Amount	Capital	Deficit	Deficit
Balance, January 1, 2020		-		$-	$-
Member Units issued for cash	-	1,000			1,000
Net loss for year ended December 31, 2020				(5,226)	(5,226)
Balance, December 31, 2020	-	1,000		$(5,226)	$(4,226)
Member Units issued for cash		77,500			77,500
Net loss for year ended December 31, 2021				(23,155)	(23,155)
Balance, December 31, 2021	-	78,500		$(28,381)	$50,119

See accompanying notes to financial statements

F-4

GRATUS CAPITAL PROPERTIES FUND III, LLC

STATEMENT OF CASH FLOWS

Statement of Cash Flows

For the Periods from January 1, 2021 through December 31, 2021 and

November 10, 2020 (inception) through December 31, 2020

	January 1, 2021 – September 30, 2021	November 10, 2020 – December 31, 2020
Cash Flow From Operating Activities:
Net income (loss)	$(23,155)	$(5,226)
Adjustments to reconcile net loss from operations:
Changes in Operating Assets and Liabilities
Depreciation	700
Net Cash Used in Operating Activities	(22,455)	(5,226)

Cash Flows from Investing Activities
Purchases of property and equipment	(3,500)
Syndication Cost Additions	(87,653)	(20,089)
Net Cash Provided by Investing Activities	(91,153)	(20,089)

Cash Flows from Financing Activities
Issuance of member equity	77,500	1,000
Issuance note payable related parties	213,608	25,315
Net Cash Provided by Financing Activities	291,108	26,315

Cash Flows from Investing Activities	177,500	1,000
Cash Flows from Investing Activities	1,000	-
Cash Flows from Investing Activities	$178,500	$1,000

See accompanying notes to financial statements

F-5

GRATUS CAPITAL PROPERTIES FUND III, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021

NOTE 1: NATURE OF OPERATIONS

Gratus Capital Properties Fund III, LLC, (Company), a manager-managed Delaware limited liability company, was formed on November 10, 2020. Through subsidiary single purpose entities, the Company primarily plans to acquire multifamily and commercial properties, new development property and single-family assets throughout the United States, for the purpose of rehabilitation, development, operation and resale. In addition, the Company may from time to time purchase other cash flowing real estate related assets, such as land, mixed-use, hotels, multifamily, real estate backed investments and commercial properties in urban and other neighborhoods throughout the United States. The Company also intends to enter into joint venture investments in commercial real estate, to lend senior and subordinated debt on properties in the same areas and to invest in preferred equity positions in real estate owning entities. The Company believes that by lending to developers in key areas where the Company does not have a physical presence will provide diversified geographic asset investments, reducing the risks of providing returns on the real estate investment portfolio. The Company is managed by GCPF Management, LLC.

Since November 10, 2020 (inception), the Company has relied upon related parties and its Members for funding cash flow to pay for operating expenses and other costs. (See discussions below). For the period from inception to December 31, 2021, the Company has generated losses aggregating $28,381. These matters do raise concern about the Company’s ability to operate at a profit. That notwithstanding, as of December 31, 2021, a Broker Dealer, retained by the Company has funds in the amount of $77,500 held in escrow; to be released during the first quarter of 2022. Further, during the next twelve-month period, the Company intends to fund its operations with funding from a campaign to sell Membership Units ((see Note 15). The additional capital is to enable the Company to fund real estate acquisitions and continuing operations. These financial statements and related notes thereto do not include any adjustments that might result from operating and cash flow uncertainties.

The Company is considered an emerging growth company under Section 101(a) of the Jumpstart Business Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal period. Because the Company is an emerging growth company, the Company has an exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), the Company is exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer.

Through an Offering Circular Form 1A, filed during the year ended 2021, the Company offered seven million five hundred thousand (7,500,000) Class A, Class B and Class C Membership Interests (“Interests” or “Class A and Class B Membership Interests”) at $10.00 or $10.6383 per Unit depending on the intermediaries through which the investment is made (the “Offering”). Funds will be made immediately available to the Company once the Company raises a minimum of $1,000,000 (“Minimum Offering”). Funds will be used for acquiring real estate assets throughout the United States as well as for working capital. The Company intends to invest capital from the proceeds of this Offering over a period time; operate, refinance and reinvest and make distributions to the investors.

Commissions will be paid for the sale of the Interests offered by the Company of from 1% to 7%. See Offering Circular attached for a more comprehensive discussion of management, risk factors, broker dealer fees and other relevant data.

The Company manger is Gratus Capital Properties Management, LLC, a Delaware limited liability company. An affiliate of the Manager (Affiliate) owns 100% of the authorized, issued and outstanding Class C Membership Interests.

The financial statements included forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Offering Statement on Form 1A, filed with the Securities and Exchange Commission (“SEC”). Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the SEC. The Company does not undertake an obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

F-6

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accounting and reporting policies of the Company conform to the accounting principles generally accepted in the United States of America (“GAAP’). The Company adopted the calendar year for reporting the financial statements.

Use of Estimates:

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term. All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

Risks and Uncertainties:

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in underlying real estate values. These adverse conditions could affect the Company’s financial condition and the results of its operations. As December 31, 2021 the Company has not commenced operating as a going concern.

Concentration of Credit Risk:

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents:

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2021 and 2020, the Company had $178,500 and $1,000 respectively of cash on hand.

Property, Equipment and Depreciation:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of property and equipment is charged to the statement of operations using the straight-line method over the estimated useful lives of the respective assets as follows:

Leasehold Improvements	Shorter of the estimated lease term or useful
Furniture and Fixtures	7 years
Machinery and equipment	3 to 5 years
Technology	3 years
Vehicles	5 years

F-7

The Company evaluates property and equipment for impairment on an ongoing basis to determine whether events and circumstances warrant revision of the estimated benefit period. As of December 31, 2021, management believes that no impairment of the property and equipment exists.

Fair Value Measurements:

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•

Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Syndication Costs:

The Company is in the process of a campaign to raise capital. Legal and other directly related syndication costs incurred during the two years ended 2021 and 2020, amounting to $87,653 and $20,089 respectively have been capitalized and will be charged to Member Equity when escrow is broken allowing funds to be released to the Company.

Revenue Recognition:

When applicable, the Company is to adopt ASU No. 2014-09. Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the modified retrospective method applied to contracts which are continuing and not completed. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under previous accounting principles generally accepted in US GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements as of the date of adoption, as a result a cumulative-effect adjustment was not required.

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers and others. A receivable is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of goods or services, the Company will record deferred revenue until the performance obligations are satisfied.

There was no revenue recognized from performance obligations satisfied (or partially satisfied) during the period from inception to December 31, 2021.

F-8

Organization Expenses:

The Company incurred $7,726 of organization expenses all of which have been expensed as incurred.

Income Taxes:

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. Where applicable, the deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For the current period, the Company is taxed as a partnership for US federal income tax purposes. Additionally, the Company’s subsidiaries, as single-member limited liability companies, will be treated as disregarded as separate from the Company for US federal income tax purposes. Accordingly, all consolidated items of income, deductions, gains or losses and credits are allocated to members in accordance with the operating agreement and subchapter K of the Internal Revenue Code. Since the Company is not liable for tax itself, no material federal tax provision has been recorded.

The Company has filed its federal and state income tax returns for the period from inception (November 10, 2020) through December 31, 2020. The positions shown on those tax returns are open for examination for a period of three years. Currently, the Company is not under examination by any taxing jurisdiction and has not been assessed any interest or penalties related to income tax matters. The Company routinely evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2021 the Company has no uncertain tax positions.

Member Unit and Equity Based Compensation:

Consistent with US GAAP, the Company will record Member Unit-based compensation as a non-cash expense. The Company measures and recognizes compensation expense for all Member unit-based awards, granted to employees and directors based on the estimated fair value of the awards on the date of grant. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying member units, the expected term of the option, the expected volatility of the price of the Company’s Member units, risk-free interest rates, and the expected dividend yield of the Company’s Member units. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The Company amortizes the fair value of each Member unit award over the requisite service period of the awards in accordance with the associated vesting schedule. Stock based compensation is adjusted based upon actual forfeitures.

Recent Accounting Pronouncements:

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

F-9

In June 2018, FASB amended ASU No. 2018-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2018, amendments to existing accounting guidance were issued through Accounting Standards Update 2018-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3: INVESTMENTS IN UNCONSOLIDATED INVESTEES

As an entity treated as a partnership for US federal income tax purposes, all items of income, deduction, gain, loss and credit flows through the Company and is taxable to the members of the Company. No material federal or state income tax provision exists for the Company.

NOTE 4: MEMBERS’ EQUITY

The Operating Agreement dated November 10, 2020, provides for three classes of Members, Class A, Class B and Class C Member interests. The Company has authorized a maximum of seven million five hundred thousand (7,500,000) Units in each of Class A and Class B, however the maximum Capital Contribution, regardless of the number of Units issued in Class A and Class B, shall not exceed seventy-five million dollars ($75,000,000) in the aggregate. Subject to the Company accepting less, the minimum investment amount for Class A and Class B Units is $10,000. The Company must sell a combined minimum of one million dollars ($1,000,000) of Class A and Class B Units prior to breaking impounds where investor funds may be used to acquire assets. Purchases by the Manager or Affiliates of the Manager will not count towards this total. The Class A and Class B Units have an 80% voting interest in the Company.

The Managing Member may make capital calls on the Class A and Class B Members from time to time to achieve Company objectives and policies. For additional information see Operating Agreement included herein.

The one hundred (100) Class C Membership Units, representing a 20% voting interest in the Company, is 100% owned by an affiliate of the managing member and was issued as founder’s interests, at formation. The affiliate of the managing member paid $1,000 for the Class C Membership Unit.

The percentage of total Capital Contributions within each respective Class shall represent the Class A and Class B “Capital Contribution Percentage Share.” For example, if Class A contributions were $350,000 out of $1,000,000 raised in the Offering, then the Class A Capital Contribution Share would be 35%. Through the Offering Circular, the Company is authorized to offer one thousand (1,000) Class A and Class B membership interests at $10 or $10.6383 per Member Interest depending on the intermediaries through which the investment is made. Purchasers shall, upon acceptance by the Manager of their Subscriptions, become Class A and Class B Members in the Company. Funds will be made immediately available to the Company once the Company raises a minimum of $1,000,000, in a designated bank account.

F-10

The percentage interests of the Members will be calculated in relation to the other Members in their Member class or in relation to the total Member interests. Class A and Class B Members will collectively hold 80% of the voting interests which are proportionate to such Member Capital Contributions relative to one another. Class C Members will hold 20% of the voting interests in the Company.

Class A Members:

Class A Members are reserved for individuals (i) who agree to purchase at least One Hundred Thousand Dollars ($100,000) worth of Class A Units, (ii) whose investment is the result of a referral to the Company by a Registered Investment Advisor, (iii) who purchase their Units through licensed broker-dealer, or (iv) who have invested previously in Affiliates of the Manager such previous investors to be admitted as Class A Members in the sole discretion of the Manager. Class A Members are entitled to first receive eighty percent (80%) of Distributable Cash from operations and 100% of Distributable Cash from Capital Transactions until they have received a return of their Unreturned Capital Contributions. The minimum investment is ten thousand dollars ($10,000).

Class B Member:

Class B Members are to invest $10,000 per Unit. Class B Members will ratably receive seventy percent (70%) of Distributable Cash from operations and upon a distribution of cash from a Capital Transaction, after the Class A Member receives the above cash, the Class B Members receive seventy percent (70%) of the cash distribution until they have received a return of their Unreturned Capital Contributions.

Class B Members who are admitted and later purchase additional Units or otherwise make Additional Capital Contributions which result in their total Unreturned Capital Contributions of $100,000 or higher will have their Class B Units converted to Class A Units as of the date the Capital Contribution bringing their total Capital Contributions above $100,000 is received in the Company’s account and determined to be in good order.

Class C Member:

The Class C Member Interests are owned by an affiliate of the Manager and are entitled to receive all (100%) of the remaining Distributable Cash from both operations and capital transactions.

At Management’s discretion, the Company intends on making cash distributions from operations and capital transactions as discussed above. Capital transaction distributions includes dispositions from refinancing or the sales of property.

For a more comprehensive discussion about the Operating Agreement and membership interests, see the Offering Circular.

NOTE 5: RELATED PARTY TRANSACTIONS

Note Payable, Related Party:

See subsequent event Note 7, below regarding the Promissory Note payable, related party. The nature of this subsequent event dated January 1, 2022, has impact on the balance sheet as of December 31, 2021, therefore the note payable was recorded as of that date. The purpose of the note payable is to fund operating expenses and other costs. As of December 31, 2021 and 2020, funds provided to the Company and due to an affiliate of the Manager of the Company, are $238,923 and $25,315 respectively. The Company is not obligated to pay interest on advances made through December 31, 2021. Interest on the note payable commences January 1, 2022.

F-11

Management Agreement:

As discussed above, the Company is managed by GCPF Management, LLC (Manager). The Company will reimburse Manager for the Manager’s out-of-pocket expenses related to the initial startup costs including earnest money deposits, due diligence costs, closing costs, loan/lender application fees, appraisals, engineering and environmental reposts, property management fees and or legal fees. Such costs may be paid as an expense of the Company prior to determining Distributable Cash. The Company will pay the Manager, interest of 10% per annum from the date that a disbursement is made to the date of repayment.

The following sets forth the management fees discussed in the Operating Agreement. At this time it is difficult to determine the magnitude of each of these fees.

The Company will pay the Manager the following fees:

Acquisition fee of two percent (2.0%) based on the total acquisition cost of a property investment, including both cash and debt.

Origination fee of four percent (4%) of total loans and other debt closed related to the investment opportunity, related to the conduct of due diligence of the investment opportunity.

Construction Management fee of five percent (5%) of total construction costs (material and labor) for overseeing construction and/or rehabilitation of each property.

Asset Management fees of up to the greater of one percent (1%) per annum of total Member Capital Contributions (without reduction for any returned capital) or two percent (2) of the total gross income of the Fund.

Property management fee of up to 7% of gross collected revenues will be paid to operate and management the properties.

Refinance fees of one percent (1%) of new or supplemental loan amounts for generating the loan packages for presentation and consideration by the lenders.

Interest on Manager Advances of up to ten percent (10%) per annum on all advances made by the Manager to the Company.

The Operating Agreement also provides for the following fee expense applicable to broker- dealer fee for services. Such fees will be paid as an expense of the Company prior to determining Distributable Cash. The related broker-dealer fees are as follows:

Broker-Dealer fees charged to the Company for compliance services will be up to 1% of the Capital Contributions of all Class A and Class B Members.

Broker-Dealer Sales fees, fees charged for the sales of securities by a licensed broker-dealer, can be up to 6% of the Capital Contribution of Members whose interest were purchased through a licensed broker-dealer.

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

Litigation:

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2021.

Escrow Agreement:

During March 2021, the Company entered into an Escrow Agreement for Securities Offering with WealthForge Securities Corporation LLC providing that all payments in connection subscriptions for shares are to be sent to Atlantic Capital Bank and held in a non-interest bearing account for disbursement in compliance with the Securities and Exchange Act of 1934 Rule 15(c)2-4 and related SEC guidance and FINRA rules. See discussion elsewhere herein. Related thereto, the Company also entered into a one-year (renewable) software and licensing agreement with WealthForge Technologies, LLC which licenses the Company to use certain software, computer programs, business processes, integrated services and documentation. As of September 30, 2021, WealthForge Securities Corporation has not been paid. See also discussions in Offering Memorandum elsewhere herein.

F-12

Broker Dealer Agreement:

During March 2021, the Company entered into a Broker-Dealer Agreement with WealthForge Securities, LLC (WealthForge) to provide operations and compliance services for the Company in relation to this Offering, review investor information, including Know Your Customer data, compliance with Regulation D Rule 506(d) Bad Actor Check requirements, perform Anti-Money Laundering and other compliance background checks and assist the Company in accepting investors. The term of the Agreement is twelve months, automatically renewable for successive twelve-month periods unless either party to the Agreement provides notice of non-renewal at least sixty days prior to the expiration of the current term.

The compensation to WealthForge includes the following: (i) Diligence fee of $10,000, (ii) Transaction Management fee of 100bps of proceeds raised, (iii) Regulatory Filing Service Fee of $350 per form and a (iv) Marketplace Fee of $100 per transaction of the aggregate amount raised by the Company except for clients of advisors with whom the Company has or develops a relationship prior to the time of an investment into the Offering.

Stock Registrar and Transfer Agency Service Agreement:

On March 30, 2021, the Company has entered into a contract with KoreTranser Integral Transfer Agency USA Inc. Agency to provide services related to stock registrar and transfer agent. The pricing for such services include a Reg A+ set up fee of $3,500 plus $2,500 per month.

Subscription Escrow Agreement:

On June 8, 2021, the Company entered into a subscription escrow agreement with WealthForge Securities, LLC to maintain subscription proceeds (Subscriber investment deposits) in escrow and to provide other escrow services. The release of the escrow subscription proceeds (deposits) is contingent upon the Company raising $1,000,000 through the offering. All fees will be paid by WealthForge Securities, LLC.

Registered Broker Dealers:

Registered broker-dealers will receive a Placement Fee of up to six percent (6%) of the Gross Offering Proceeds up to a maximum of $4,500,000, of the Maximum Dollar Amount of $75,000,000 is sold to clients of registered broker-dealers.

NOTE 7: SUBSEQUENT EVENTS

Management of the Company has evaluated subsequent events from January 1, 2022 through March 31 2022, the date that the financial statements were available to be issued. Based upon managements’ understandings, the following material events were identified which require adjustment to the financial statements as of December 31, 2021 and 2020, or disclosures herein.

Promissory Note related party:

On January 1, 2022, the Company entered into a Promissory Note with an affiliate of the Managing Member of the Company which provides the Company with up to $5,000,000 of funds. The Note is an uncollateralized revolving credit facility which matures October 28, 2030. Interest due thereon, accrues at the Alternated Base Rate of interest per annum, not to exceed 10% of funds advanced under the Promissory Note.

Amendment and Restatement of Subscription Agreement:

As of January 28, 2022, the Company amended its subscription agreement to provide additional fields for the use of investors who are investing through retirement accounts. The Company continues to accept the original subscription agreement for nonretirement account investors.

F-13

Escrowed Impounds:

On February 16, 2022, the Company accepted $1,085,000 worth of subscriptions in the Company and issued 108,500 units to member unit investors. The Company has now broken impounds and will start to invest its capital in various real estate projects.

On March 30, 2022, the Company accepted $1,765,898 worth of subscriptions in the Company and issued 176,590 units to member unit investors.

Transfers of Investment in Real Estate Partnership Investment:

Fargo North Dakota:

On December 20, 2021, an affiliate of the Manager of the Company (Affiliate), paid cash of 34.78% of the capital raised in the partnership and acquired a 29.58% profit and loss interest in a developmental limited liability partnership which is located in Fargo, North Dakota (Partnership). The Partnership, through its wholly owned subsidiary is developing and operating a mixed use residential building composed of multifamily and condominium units. The Affiliate paid $1,558,378.50 for this interest. Whereas, the Members of the Partnership have limited liabilities to third parties, each Member is entitled to one (1) vote or a fraction of one (1) vote per one percent (1%) of the Membership interest held by the Member on each matter submitted to a vote at a meeting of Members, except to the extent that the voting rights of the Membership Interest of any class or classes are limited or denied by the Articles of the Operating Agreement or by law.

The development consists of 2.63 acres and is projected to include 119 multifamily rental units plus 14 for-sale condominiums, totaling 118,038 square feet. The development is expected to cost $34,033,514, with a mortgage of $25,525,135 and to open for occupancy in June of 2023.

Pursuant to the Assignment of Limited Liability Company Interest, on February 17, 2022, the Company purchased the Affiliate’s interest in the Partnership for $1,558,378.50. The Company paid $1,058,378.50 in cash and signed a promissory note payable to the Affiliate in the amount of $500,000. The promissory note in the amount of $500,000 is payable on or before May 15, 2022 along with 6.99% APR interest. The loan was paid in full on March 8, 2022, the total interest paid to Affiliate by the Company was $1,819.32.

Grand Forks, North Dakota:

On October 6, 2021, the Affiliate paid cash of $1,500,000 representing 40.00% of the capital raised in the partnership and acquired a 34% profit and loss interest in a developmental limited liability partnership which is located in Fargo, North Dakota (Partnership). The Partnership, through its wholly owned subsidiary is developing and operating a mixed-use residential building composed of multifamily and condominium units. Whereas, the Members of the Partnership have limited liabilities to third parties, each Member is entitled to one (1) vote or a fraction of one (1) vote per one percent (1%) of the Membership interest held by the Member on each matter submitted to a vote at a meeting of Members, except to the extent that the voting rights of the Membership Interest of any class or classes are limited or denied by the Articles of the Operating Agreement or by law.

The development consists of 4.3 acres and is projected to 21,020 square feet of commercial space and 74 multifamily rental units totaling 105,615 square feet. The development is expected to cost $18,380,234, with a mortgage of $13,785,175 and to open for occupancy in January of 2023.

Pursuant to the Assignment of Limited Liability Company Interest, dated March 24, 2022, the Company purchased the Affiliate’s interest in the Partnership for $1,500,000. The Company paid $120,000 in cash and borrowed $ 1,380,000 pursuant to the Note payable, related party, dated January 1, 2022, (see discussion above).

F-14

Item 8. Exhibits

Exhibit 2.1* -

Operating Agreement (Incorporated by reference to Exhibit 2.1 to Gratus Capital Properties Fund III LLC Regulation A Amended Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 16, 2021 (File No. 024-11552))

Exhibit 2.2* -

Formation Documents (Incorporated by reference to Exhibit 2.2 to Gratus Capital Properties Fund III LLC Regulation A Amended Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 16, 2021 (File No. 024-11552))

Exhibit 4.1* -

Second Amended Subscription Agreement (Incorporated by reference to Exhibit 4.1 to Gratus Capital Properties Fund III LLC Current Report as on Form 1-U as filed with the Securities and Exchange Commission on February 22, 2021 (File No. 024-11552))

Exhibit 6.1* -

Transfer Agent Agreement (Incorporated by reference to Exhibit 6.1 to Gratus Capital Properties Fund III LLC Regulation A Amended Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 16, 2021 (File No. 024-11552))

Exhibit 8* -

Subscription Escrow Agreement (Incorporated by reference to Exhibit 8 to Gratus Capital Properties Fund III LLC Regulation A Amended Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on November 19, 2021 (File No. 024-11552))

Exhibit 11.3 -	Auditor Consent

*- Filed previously and incorporated herein by reference

14

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fridley, State of Minnesota, on April 29, 2022.

Gratus Capital Properties Fund III LLC

/s/ Jason Weimer
By:	Jason Weimer
Manager of GCPF Management LLC
Manager

/s/ Robert Barlau
By:	Robert Barlau
Manager of GCPF Management LLC
Manager

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated above.

Gratus Capital Properties Fund III LLC

/s/ Jason Weimer
By:	Jason Weimer
Manager of GCPF Management LLC
Manager

/s/ Robert Barlau
By:	Robert Barlau
Manager of GCPF Management LLC
Manager

15